Exhibit 99.1

Anthera Pharmaceuticals Reports 2014 Second Quarter Financial Results
and Operational Update

HAYWARD, Calif., July 28, 2014 /PRNewswire/ -- Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH), today announced financial results and operational update for the second quarter ended June 30, 2014.

Net loss for the three months ended June 30, 2014 was $7.3 million, compared to $8.3 million for the same period in 2013. The decrease in net loss is a direct result of a decrease in interest expense in the current period.

Net loss for the six months ended June 30, 2014 was $15.2 million, compared with net loss of $15.9 million for the same period in 2013.  The decrease in net loss is mainly due to a decrease in interest expense by $1.4 million, offset by an increase in research and development expense of $0.9 million.  The increase in research and development expense reflected the Company’s enrollment progress in both the Phase 3 systemic lupus erythematosus clinical study, CHABLIS-SC1, and Phase 2/3 IgA nephropathy clinical study, BRIGHT-SC.

As of June 30, 2014, the Company's cash, cash equivalents and restricted cash was $22.8 million, compared to $35.9 million at December 31, 2013. The decrease in cash was attributable to cash used in operations and reduction in the Company’s restricted cash as a result of principal payment made against the Company’s outstanding debt during the six months ended June 30, 2014.

Second Quarter Operational Update:

Clinical

Blisibimod for the treatment of Systemic Lupus Erythematosus (CHABLIS-SC1)

Our Phase 3 lupus clinical study, CHABLIS-SC1, is recruiting at 12 countries in Eastern Europe, Latin America and Southeast Asia.  In July, an independent Data Safety Monitoring Board ("DSMB") recommended continuing the CHABLIS-SC1 clinical study following the second scheduled interim data and safety review.  To date, we have enrolled over 50% of the 400 patients planned for the CHABLIS-SC1 study.  Enrolled patient demographics and disease characteristics for the CHABLIS-SC1 study are consistent with our goal to enroll patients with higher levels of lupus activity and positive biomarkers despite the stable use of corticosteroids.  These characteristics appeared predictive of improved outcomes in our previous Phase 2 clinical study.  Additional information and publications from the CHABLIS-SC1 clinical study can be found at http://www.anthera.com/studies_chablis-sc1.htm.

We have submitted the final protocol to the US FDA for our second lupus registration study, CHABLIS-SC2. This second study is expected to enroll up to 400 patients with active lupus, including patients with glomerulonephritis who may have a previous diagnosis of Lupus Nephritis.  Consistent with the CHABLIS-SC1 clinical study, the primary endpoint of this second study will be the SRI-8 response. These two pivotal studies will form the basis of a submission for blisibimod as a treatment for patients with active lupus.

Blisibimod for the treatment of IgA Nephropathy (BRIGHT-SC)

The BRIGHT-SC clinical study is currently recruiting patients with a biopsy-proven diagnosis of IgA nephropathy in seven countries in Southeast Asia. We have begun expansion of the BRIGHT-SC study’s footprint in Europe, Canada and Japan and expect to enroll patients in the new geographies in the fourth quarter of 2014.  It is our plan to conduct an interim analysis to determine the effect of blisibimod on proteinuria after eight weeks of treatment in the second half of 2014.

In April 2014, we met with Japan Pharmaceuticals and Medical Devices Agency (“PMDA”) to discuss our registration program with blisibimod in patients with IgA nephropathy.  In this meeting we gained the PMDA’s agreement on the acceptability of proteinuria as the primary efficacy endpoint to support marketing approval in Japan and have amended the BRIGHT-SC study to meet the specific data requirements of the PMDA.

We believe blisibimod and the BRIGHT-SC clinical study represent the only therapeutic approach intended to specifically target the underlying biological problem of IgA nephropathy - immunoglobulin complex formation.  Unlike other potential anti-inflammatory treatments for IgA nephropathy, blisibimod's specific targeting of B cells and plasma cells may safely reduce IgA and IgG production and inflammation and potentially halt further damage to the kidney - key to improving clinical outcomes.

To date, baseline characteristics of patients enrolled in the BRIGHT-SC study are consistent with our objectives to enroll patients with a biopsy diagnosis of IgA nephropathy, high levels of proteinuria, and kidney function indicative of progressive kidney disease.  Additional information and publications from the BRIGHT-SC clinical study can be found at http://www.anthera.com/studies_bright-sc.htm.

Portfolio Expansion

On July 11, 2014, we entered into a license agreement with Eli Lilly and Company (“Lilly”), pursuant to which we obtained an exclusive worldwide license to certain technology and compounds relating to the novel pancreatic enzyme replacement therapy, Sollpura, or liprotamase.  Sollpura consists of three biotechnology-derived digestive enzymes produced by microbial fermentation processes.  It is a soluble and stable enzyme product intended for the treatment of patients with low digestive enzyme levels, or Exocrine Pancreatic Insufficiency (EPI), due to cystic fibrosis, and potentially other diseases.  EPI is characterized by low absorption of fat and other nutrients due to a reduction in digestive enzymes produced by the pancreas, and is a major cause of serious nutritional deficiencies and long-term development issues, particularly in children with cystic fibrosis. We intend to begin a Phase 3 pivotal trial in the United States and Europe in 2015.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including lupus, lupus with glomerulonephritis, IgA nephropathy, and exocrine pancreatic insufficiency due to cystic fibrosis.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.

ANTHERA PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$5,279	$5,265	$11,044	$10,194
General and administrative	1,586	1,688	3,430	3,660
Total operating expenses	6,865	6,953	14,474	13,854
Loss from operations	(6,865)	(6,953)	(14,474)	(13,854)
Other Income (expense):
Other income (expense) - net	(31)	(6)	(79)	19
Interest expense	(360)	(1,322)	(619)	(2,026)
Total other (expense) - net	(391)	(1,328)	(698)	(2,007)
Net loss	$(7,256)	$(8,281)	$(15,172)	$(15,861)
Net loss per basic and diluted:	$(0.34)	$(0.43)	$(0.73)	$(0.92)
Weighted-average number of shares used in per share calculation-basic and diluted	21,479,386	19,059,130	20,805,162	17,297,098

	ANTHERA PHARMACEUTICALS, INC.
	BALANCE SHEET DATA
	(in thousands, except share data)
	(unaudited)

	June 30, 2014	December 31, 2013

Cash and cash equivalents	$20,897	$25,946
Restricted cash	$1,900	$10,000
Total assets	$24,033	$37,417
Total current liabilities, excluding current portion of notes payable	$5,186	$4,784
Total notes payable	$8,386	$17,875
Accumulated deficit	$(302,379)	$(287,207)
Total shareholders' equity	$10,461	$14,758
Common shares outstanding	22,644,006	19,415,901